Exhibit 99.1

SonoSite, Inc.

2919 30th Drive SE

Bothell, Washington 98021

February 16, 2012

To Wells Fargo Bank, National Association, as Trustee and Holders of 3.75% Convertible Senior Notes due 2014 of SonoSite, Inc., Cusip Number 83568GAA2

Re:	Revised Notice of Repurchase Right

Dear Trustee and Noteholder:

SonoSite, Inc., a Washington corporation (the “Company”) has issued 3.75% Convertible Senior Notes due 2014 pursuant to the First Supplemental Indenture, dated as of July 16, 2007, between the Company and Wells Fargo Bank, National Association, as Trustee (the “Indenture”). Capitalized terms used but not otherwise defined herein shall have their respective meanings set forth in the Indenture.

The Company hereby gives notice to all record Noteholders and the Trustee, pursuant to section 5.01(b) of the Indenture, of the occurrence of a Fundamental Change and of the repurchase right at the option of the holders arising as a result thereof, as follows:

(i) the Fundamental Change was caused by the closing of a tender offer by FUJIFILM Holdings Corporation, a Japanese corporation to acquire all of the issued and outstanding shares of common stock of the Company (the “Common Stock”) at a price per share of $54.00, net to the holder in cash, subject to any required withholding of taxes.

(ii) the date of the Fundamental Change is February 16, 2012;

(iii) the last date on which a Holder may exercise the repurchase right is on or prior to close of business on the Fundamental Change Repurchase Date.

(iv) the Fundamental Change Repurchase Date is March 22, 2012.

(v) the Fundamental Change Repurchase Price is equal to 100% of the Principal Amount of the Notes, together with accrued and unpaid interest thereon, including Additional Interest, if any, to, but excluding, the Fundamental Change Repurchase Date.

(vi) the name and address of the Paying Agent and the Conversion Agent is:

Wells Fargo Bank, National Association

Corporate Trust Services

707 Wilshire Blvd,

17th Floor

Los Angeles, CA 90017

Attention: Maddy Hall

(SonoSite 3.75% Convertible Senior Notes due 2014)

(vii) the applicable Conversion Rate is 27.3322 shares of Common Stock per $1,000 Principal Amount of Notes (equivalent to a conversion price of $36.59), after taking into account an increase of 1.1530 shares of Common Stock per $1,000 Principal Amount of Notes under Section 6.07 of the Indenture for Noteholders who make a valid election to convert at any time when the Notes would be convertible in light of the expected or actual occurrence of a Fundamental Change.

(viii) any Notes with respect to which a Fundamental Change Repurchase Notice has been delivered by a Holder may be converted only if the Holder withdraws the Fundamental Change Repurchase Notice in accordance with Section 5.03 of the Indenture.

(ix) the procedures that Holders must follow to require the Company to repurchase their Notes are as follows:

(1) if in certificated form delivery to the Trustee by a Holder, prior to the close of business on the Business Day immediately preceding the Fundamental Change Repurchase Date, of a duly completed Fundamental Change Repurchase Notice in the form set forth on the reverse of the Note, specifying:

(A) if certificated, the certificate numbers of Notes to be delivered for repurchase;

(B) the portion of the Principal Amount of Notes to be repurchased, which must be $1,000 or an integral multiple thereof; and

(C) that the Notes are to be repurchased by the Company pursuant to the applicable provisions of the Notes and the Indenture; and

(2) in the case of Notes held in book entry form, delivery of the Notes in accordance with DTC’s applicable procedures; provided that such Fundamental Change Repurchase Price shall be so paid pursuant to Section 5.01 only if the Notes so delivered to the Trustee shall conform in all respects to the description thereof in the related Fundamental Change Repurchase Notice.

(x) the Fundamental Change Repurchase Notice may be withdrawn at any time prior to the close of business on March 21, 2012.

Additional Notice RE: Conversion: In order to exercise the conversion right with respect to any interest in Global Notes, the Holder must complete the appropriate instruction form for conversion pursuant to the Depositary’s book-entry conversion program, furnish appropriate endorsements and transfer documents if required by the Company or the Trustee or Conversion Agent, and pay the funds, if any, required by Section 6.02 or Section 6.03(c) of the Indenture and any transfer taxes if required pursuant to Section 6.08 of the Indenture.

In order to exercise the conversion right with respect to any Notes in certificated form, the Holder of any such Notes to be converted, in whole or in part, shall:

(i) complete and manually sign the conversion notice provided on the back of the Note or facsimile of the conversion notice and deliver such notice and the Note to a Conversion Agent;

(ii) if required, furnish appropriate endorsements and transfer documents;

(iii) if required, pay all taxes and duties that may be applicable to such conversion; and

(iv) make any payment required under Section 6.02, Section 6.03(c) or Section 6.08 of the Indenture.

The Holder may exercise their conversion right at any time prior to March 22, 2012.

Sincerely,

/s/ ANIL K K AMLANI
Anil K K Amlani SonoSite, Inc. Chief Financial Officer